Exhibit 10.2
Director Compensation
During 2009, the fees that each non-employee director, lead director, or committee chair, is entitled to receive are the following:
•	An annual retainer of $70,000 (which consists of $60,000 in cash and $10,000 in phantom stock units);

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the lead director;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•	An additional $10,000 retainer for the Chair of the Corporate Governance and Nominating Committee;

•	An additional $7,500 retainer for the Chair of the Risk Management Committee;

•	An attendance fee of $1,500 for regularly scheduled Board or committee meetings, other than Audit Committee meeting fees which are $2,000 per meeting; and

•	An attendance fee of $500 for telephonic special meetings of the Board of Directors.
At the time a new non-employee director joins the Board of Directors, the Company grants 20,000 options to such director, which are fully vested on the date of grant. At the annual meeting of stockholders, the Company also grants to each non-employee director 15,000 options, which are fully vested on the date of grant. The exercise prices of the options granted to the directors when they join the Board of Directors and on the date of the annual meeting of stockholders are based on the closing price of the Company’s common stock on the date of grant.